Exhibit 99.1

RICHARD BLACKSTONE TO BE NAMED CHAIRMAN AND CEO OF
WARNER/CHAPPELL MUSIC, INC.

NEW YORK, April 11, 2005—Warner Music Group (WMG) announced today that Richard Blackstone, president of Zomba Music Publishing, will be named Chairman and CEO of Warner/Chappell Music, Inc., the company’s worldwide music-publishing division.  Upon the expiration of his current agreement with Zomba, Blackstone will succeed Warner/Chappell’s Chairman and CEO, Les Bider, who recently announced his decision to step down following the appointment of a successor.  Blackstone will report to WMG’s Chairman and CEO, Edgar Bronfman, Jr.

During his tenure at Zomba, Blackstone worked with performers and songwriters such as R. Kelly, Linkin Park, Justin Timberlake, *NSync, Macy Gray, Limp Bizkit, Korn, Keith Stegall, The Backstreet Boys, Britney Spears, Nas, A Tribe Called Quest, KRS-One and numerous others.

In making the announcement, Bronfman said, “We’re thrilled that an executive of Richard’s caliber will assume this vitally important role. His depth of experience and his track record at Zomba will be a natural fit for Warner/Chappell.  I look forward to working closely with Richard, and I’m confident that Warner/Chappell and its roster of world-class composers will benefit from his energetic and innovative approach to today’s rapidly evolving music publishing business.”

Bronfman added, “Once again, I’d like to personally thank Les Bider for the amazing level of passion and dedication he has brought to his leadership position at Warner/Chappell throughout his tenure.  All of his friends at Warner Music Group wish him only the best.”

Blackstone said, “At Zomba, I have had the honor of working for, and with, some of the most talented writers, producers and artists in the world.  I will leave Zomba with a great sense of pride, not only in connection with the many artists we nurtured from the earliest points in their careers to worldwide acclaim, but also for the collaborative and supportive culture that characterized our work.  I’m very fortunate to have been mentored by such talented executives as Zomba’s founder, Clive Calder, and more recently Nicholas Firth, worldwide Chairman of BMG Music Publishing.  As I enter this new phase of my career, I am excited about and grateful for the opportunity to continue the tradition of artistic excellence at Warner/Chappell.  Les Bider is a legend in music publishing and the legacy of his outstanding work will help guide us into the future.  I look forward to working with the company’s roster of contemporary songwriters, library of standards and first-rate executive team in building upon Warner/Chappell’s standing as a global music publisher.”

Blackstone joined Zomba in 1989 as Director of Business Affairs, and was later promoted to the dual role of Head of Creative and Head of Business Affairs, a position that included oversight of Zomba’s Nashville office and that reported to Zomba’s Chairman, Clive Calder.

Blackstone was named President of Zomba Music Publishing following the purchase of Zomba by BMG Music in 2002, and was given oversight responsibility for Brentwood Benson Music Publishing, the leading contemporary Christian music publisher.

Blackstone’s music business career began when, as a college student, he became a roadie for the band Squeeze.  Later, between college and law school, he produced scores for documentary films and television programs.

About Warner/Chappell Music

Warner/Chappell Music is a global music publisher and holds the rights to more than one million copyrights from more than 65,000 songwriters and composers.  The library includes many standard titles that span multiple music genres and has demonstrated the ability to generate consistent revenues over extended periods of time.  These range from classics such as “Happy Birthday,” “Winter Wonderland,” “When a Man Loves a Woman” to the songs of Cole Porter and George and Ira Gershwin.  Warner/Chappell’s award winning library also includes contemporary music by artists such as Madonna, Green Day, Don Henley, R.E.M., Van Morrison, John Williams, The Eagles, Dido, Eric Clapton, Led Zeppelin, Moby, The Ramones, Timbaland, Barry White, Staind, Fat Joe, and many more. For more information about Warner/Chappell, visit www.warnerchappell.com.

About Warner Music Group

Warner Music Group, with its broad roster of new stars and legendary artists, is one of the world’s major music companies. The company is home to a collection of some of the best-known record labels in the music industry including Atlantic, Elektra, Lava, Maverick, Nonesuch, Reprise, Rhino, Sire, Warner Bros. and Word. Warner Music International, a leading company in national and international repertoire operates through 37 affiliates and numerous licensees in more than 50 countries.  Warner Music Group also includes Warner/Chappell Music, a global music publisher, with a catalog of more than one million copyrights worldwide. For more information about Warner Music Group, visit our corporate website at www.wmg.com.

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Contact:

Will Tanous

(212) 275-2244

will.tanous@wmg.com